SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated August 10, 2026 between

TEUCRIUM INVESTMENT ADVISORS, LLC
and
WALLSTREETX ETFs, INC. d/b/a xETFs
and
LISTED FUNDS TRUST

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate

xETFs Korea AI Semiconductor ETF	0.25%
xETFs 2x Long Daily Korea AI Semiconductor ETF	0.25%
xETFs Samsung Group ETF	0.25%
xETFs Hyundai Group ETF	0.25%

This Schedule A of the Investment Advisory Agreement has been amended to reflect an updated list of funds to include xETFs Samsung Group ETF and xETFs Hyundai Group ETF approved at the LiFT Board meeting held October 1, 2026.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 20, 2026.

TEUCRIUM INVESTMENT ADVISORS, LLC By: /s/ Cory Mullen-Rusin Name: Cory Mullen-Rusin Title: CFO
WALLSTREETX ETFs, INC. d/b/a xETFs By: /s/ Elisabeth Donohoe Elisabeth Donohoe Title: CFO
LISTED FUNDS TRUST By: /s/ Elaine Richards Name: Elaine E. Richards Title: Vice President and Secretary